                         CONSECO, INC. AND SUBSIDIARIES

                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
     PREFERRED DIVIDENDS AND DISTRIBUTIONS ON COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS -- CONSOLIDATED BASIS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (DOLLARS IN MILLIONS)

                                                                  1998          1997          1996
                                                                  ----          ----          ----
Pretax income from operations:
  Net income................................................    $  467.1      $  866.4      $  452.2
  Add income tax expense....................................       445.6         560.1         302.2
  Add extraordinary charge on extinguishment of debt........        42.6           6.9          26.5
  Add minority interest.....................................        90.4          52.3          34.9
                                                                --------      --------      --------
     Pretax income from operations..........................     1,045.7       1,485.7         815.8
                                                                --------      --------      --------
Add fixed charges:
  Interest expense on corporate debt, including
     amortization...........................................       165.4         109.4         108.1
  Interest expense on finance debt..........................       209.8         160.9          70.1
  Interest expense on investment borrowings.................        65.3          42.0          22.0
  Other.....................................................          .5            .7            .9
  Portion of rental(1)......................................        14.6          13.7          10.9
                                                                --------      --------      --------
     Fixed charges..........................................       455.6         326.7         212.0
                                                                --------      --------      --------
     Adjusted earnings......................................    $1,501.3      $1,812.4      $1,027.8
                                                                ========      ========      ========
       Ratio of earnings to fixed charges...................        3.30X         5.55X         4.85X
                                                                ========      ========      ========
       Ratio of earnings to fixed charges, excluding
          interest expense on debt related to finance
          receivables and other investments.................        6.79X        13.00X         7.80X
                                                                ========      ========      ========
Fixed charges...............................................    $  455.6      $  326.7      $  212.0
Add dividends on preferred stock, including dividends on
  preferred stock of subsidiaries (divided by the rate of
  income before minority interest and extraordinary charge
  of pretax income).........................................        13.6          40.4          57.6
Add distributions on Company-obligated mandatorily
  redeemable preferred securities of subsidiary trusts......       139.1          75.4           5.5
                                                                --------      --------      --------
     Fixed charges..........................................    $  608.3      $  442.5      $  275.1
                                                                ========      ========      ========
     Adjusted earnings......................................    $1,501.3      $1,812.4      $1,027.8
                                                                ========      ========      ========
       Ratio of earnings to fixed charges, preferred
          dividends and distributions on Company-obligated
          mandatorily redeemable preferred securities of
          subsidiary trusts.................................        2.47X         4.10X         3.74X
                                                                ========      ========      ========
       Ratio of earnings to fixed charges, preferred
          dividends and distributions on Company-obligated
          mandatorily redeemable preferred securities of
          subsidiary trusts, excluding interest expense on
          debt related to finance receivables and other
          investments.......................................        3.68X         6.72X         5.11X
                                                                ========      ========      ========

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(1) Interest portion of rental is assumed to be 33 percent.

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